Exhibit 23.4

October 12, 2021

Elena Bekhtina

Chief Executive Officer

Delimobil Holding S.A.

10, rue C.M. Spoo

L-2546, Luxembourg

Grand Duchy of Luxembourg

Dear Ms. Bekhtina,

We, Tiburon Research, hereby consent to the use of our name in the Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) to be filed by Delimobil Holding S.A. (“Delimobil”) with the Securities and Exchange Commission and the use of top-of-mind and brand awareness data in respect of the Russian car sharing market for the full year I December 2020 prepared by us, wherever appearing in the Registration Statement.

We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully,

Signed:	/s/ Mamyan Nelly
Name:	Mamyan Nelly
Title:	General director

Tiburon Research